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                                                                  EXHIBIT 10(b)



                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            INTEGRA BANK CORPORATION
                                       AND
                                D. MICHAEL KRAMER



                            (EFFECTIVE JULY 28, 2003)


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                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            INTEGRA BANK CORPORATION
                                       AND
                                D. MICHAEL KRAMER

                  This Employment Agreement ("Agreement") is made and entered into by and between Integra Bank Corporation, an Indiana corporation (the "Company") and D. Michael Kramer ("Executive").

                                    RECITALS

                  A. Executive is an employee of the Company serving as an Executive Vice President.

                  B. The Company and Executive desire to enter into an agreement embodying the terms of Executive's employment with the Company.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

                  1. EFFECTIVE DATE. This Agreement shall be effective as of July 28, 2003 (the "Effective Date").

                  2. TERM OF EMPLOYMENT. Subject to earlier termination as provided in Section 7 of this Agreement, the original term of this Agreement shall begin on the Effective Date and shall end on June 30, 2006; provided, however, that this Agreement shall be automatically extended for successive terms of one (1) year each (the original term plus any extensions of the term are hereinafter referred to as the "Term") unless either party provides written notice not to so extend to the other party at least sixty (60) calendar days before the scheduled expiration of the Term, in which case no further automatic extension shall occur and the Term shall end on the scheduled expiration date.

                  3. POSITION AND RESPONSIBILITIES. During the Term, Executive agrees to serve as Executive Vice President - Technology and Operations of the Company and/or in such other senior management position(s) as the Board of Directors of the Company (the "Board") may designate. In this capacity the Executive shall have such duties, authorities and responsibilities as are commensurate with such position(s) and such other duties and responsibilities as the Board shall designate that are consistent with such position(s).

                  4. STANDARD OF CARE. During the Term, Executive (a) will devote his full working time, attention, energies and skills exclusively to the business and affairs of the Company and its affiliates; (b) will exercise the highest degree of loyalty and the highest




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standards of conduct in the performance of his duties; (c) will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company; and (d) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company; provided, however, this Section 4 shall not be construed as preventing Executive (y) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, or
(z) from participating in charitable or other not-for-profit activities as long as such activities do not interfere with Executive's work for the Company (or its affiliates).

                  5. COMPENSATION AND BENEFITS. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:

                  5.1. ANNUAL BASE SALARY. The Company shall pay Executive a base salary of Two Hundred and Twenty Thousand Dollars ($220,000) (the "Base Salary") on an annualized basis. The Company shall review the Base Salary approximately annually during the Term to determine, at the discretion of the Company, whether the Base Salary should be increased and, if so, the amount of such adjustment and the time at which the adjustment should take effect. The Base Salary shall be paid to Executive consistent with the customary payroll practices of the Company.

                  5.2. INCENTIVE BONUS. Executive shall be entitled to participate during the Term in the Integra Bank Corporation Executive Annual and Long-Term Incentive Plan and in any other incentive bonus plan which the Company may adopt and implement from time to time during the Term with respect to Executive's specific position. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any incentive bonus plan, so long as such changes are similarly applicable to other employees under such plan.

                  5.3. EQUITY COMPENSATION. Executive shall be entitled to participate during the Term in the National City Bancshares, Inc. 1999 Stock Option and Incentive Plan, the Integra Bank Corporation 2003 Stock Option and Incentive Plan and in any other equity compensation plan which the Company may adopt and implement from time to time during the Term. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any equity compensation plan, so long as such changes are similarly applicable to other employees under such plan.

                  5.4. EMPLOYEE BENEFITS. The Company shall provide to Executive employee fringe benefits to which other employees of the Company are generally entitled, commensurate with his position with the Company and subject to the eligibility requirements and other terms and conditions of such plans, including life insurance coverage under the Integra Bank National Association Group Term Carve-Out Plan.



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         Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee fringe benefit plan, so long as such changes are similarly applicable to other employees generally.

                  5.5. AUTOMOBILE ALLOWANCE. The Company shall pay Executive an automobile allowance of One Thousand Dollars ($1,000) per month.

                  5.6. COUNTRY CLUB MEMBERSHIP. The Company shall maintain a corporate membership for Executive at a local country club as determined by the Company. The Company shall be responsible for the monthly dues and any special assessments relating to such membership.

                  6. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.

                  7. TERMINATION OF EMPLOYMENT.

                  7.1. TERMINATION DUE TO DEATH. If Executive dies during the Term, this Agreement shall terminate on the date of Executive's death. Upon the death of Executive, the Company's obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive or Executive's legal representative that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive or Executive's legal representative such other payments and benefits, if any, which had accrued hereunder before Executive's death. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive's legal representatives, including Executive's estate, heirs, executors, administrators and personal representatives) under this Agreement.

                  7.2. TERMINATION DUE TO DISABILITY. If Executive suffers a Disability (as hereafter defined), the Company shall have the right to terminate this Agreement and Executive's employment with the Company. The Company shall deliver written notice to Executive of the Company's termination because of Disability, pursuant to this Section 7.2, specifying in such notice a termination date not less than seven (7) calendar days after the giving of the notice (the "Disability Notice Period"), and this Agreement, and Executive's employment by the Company, shall terminate at the close of business on the last day of the Disability Notice Period.

                           Upon the termination of this Agreement because of Disability, the Company's obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay



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         Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination for Disability. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

                           The term "Disability" shall mean either (i) when Executive is deemed disabled in accordance with the long-term disability insurance policy or plan of the Company in effect at the time of the illness or injury causing the disability or (ii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform the essential functions of his job (with or without reasonable accommodation) for more than one hundred twenty (120) days during any period of twelve (12) consecutive months.

                  7.3. TERMINATION BY THE COMPANY WITHOUT CAUSE. At any time during the Term, the Company may terminate this Agreement and Executive's employment with the Company without cause for any reason or no reason by notifying Executive in writing of the Company's intent to terminate, specifying in such notice the effective termination date, and this Agreement and Executive's employment with the Company shall terminate at the close of business on the termination date specified in the Company's notice. Upon termination of Executive's employment by the Company without cause and in the absence of a Change in Control (as defined in Section 7.12), the Company's obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive severance compensation in a lump sum payment within thirty (30) days after the termination of employment equal to one (1) times the Base Salary in effect immediately prior to termination.

                  7.4. TERMINATION BY THE COMPANY FOR CAUSE. At any time during the Term, the Company may terminate this Agreement and Executive's employment with the Company for "Cause" as provided in this Section
         7.4. "Cause" shall mean the occurrence of one or more of the following events: (a) Executive's conviction for a felony or of any crime involving moral turpitude; (b) Executive's engaging in any illegal conduct or willful misconduct in the performance of his employment duties for the Company (or its affiliates); (c) Executive's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company (or its affiliates); (d) Executive's failure or refusal to follow the lawful instructions of the Company, if such failure or refusal continues for a period of five (5) calendar days after the Company delivers to Executive a written notice stating the instructions which Executive has failed or refused to follow; (e) Executive's breach of any of Executive's obligations under this Agreement; (f) Executive's gross or habitual negligence in the performance of his employment duties for the Company (or its affiliates); (g) Executive's engaging in any conduct tending to bring the Company into



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         public disgrace or disrepute or to injure the reputation or goodwill of the Company; (h) Executive's material violation of the Company's business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during Executive's employment with the Company; (i) Executive's misuse of alcohol or illegal drugs which interferes with the performance of Executive's employment duties for the Company or which compromises the reputation or goodwill of the Company; (j) Executive's intentional violation of any applicable banking law or regulation in the performance of Executive's employment duties for the Company; or (k) Executive's failure to abide by any employment rules or policies applicable to the Company's employees generally that Company currently has or may adopt, amend or implement from time to time during Executive's employment with the Company.

                           Upon the occurrence of any of the events specified above, the Company may terminate Executive's employment for Cause by notifying Executive in writing of its decision to terminate his employment for Cause, and Executive's employment and this Agreement shall terminate at the close of business on the date on which the Company gives such notice.

                           Upon termination of Executive's employment by the Company for Cause, the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except:
         (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

                  7.5. TERMINATION BY THE COMPANY IN CONNECTION WITH A CHANGE IN CONTROL. If at any time during the Term Executive's employment under this Agreement is terminated by the Company without the Executive's prior written consent other than for any of the reasons set forth in Sections 7.1, 7.2 and 7.4 within six (6) months before or within two
         (2) years after a Change in Control, the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive within (30) days following such a termination or, if later, such a Change in Control, a lump sum severance payment of an amount equal to the greater of the amount calculated under the following clauses (1) and (2): (1) a cash payment in an amount that, when added to all other accelerated payments or benefits to Executive, would be equal to two and nine-tenths (2.9) times the "Base Amount" and (2) two and nine-tenths (2.9) times the Base Amount minus the full amount payable by the Executive to the Internal Revenue Service under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, "Base Amount" is defined as Executive's



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         average includable salary, bonus, incentive payments and similar compensation paid by the Company for the five (5) most recent taxable years ending before the date on which the Change in Control occurs (or such shorter period of time that the Executive has been employed by the Company). The definition, interpretation and calculation of the dollar amount of Base Amount shall be in a manner consistent with and as required by the provisions of Section 280G of the Code, and the regulations and rulings of the Internal Revenue Service promulgated thereunder.

                  7.6. TERMINATION BY EXECUTIVE FOR GOOD REASON. At any time during the Term, Executive may terminate this Agreement and his employment with the Company by giving the Company written notice of termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:

                           (i) any material breach by the Company of any provision of this Agreement which is not cured by the Company within ten (10) days of receipt by the Company of written notice from Executive specifying with particularity the existence and nature of the breach; or

                           (ii) the occurrence of any one of the following events within six (6) months prior to or within two (2) years following a Change in Control:

                                    (A) Without Executive's express written
                  consent, the assignment of Executive to any duties which are materially inconsistent with his positions, duties, responsibilities or status with the Company immediately prior to the earlier of termination of employment or the Change in Control or a substantial reduction of his duties or responsibilities which does not represent a promotion from his position, duties or responsibilities immediately prior to the earlier of termination of employment or the Change in Control.

                                    (B) A reduction by the Company in
                  Executive's salary from the level of such salary immediately prior to the earlier of termination of employment or the Change in Control or the Company's failure to increase (within twelve (12) months of Executive's last increase in base salary) Executive's base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior officers of the Company effected in the preceding twelve (12) months.

                                    (C) The failure by the Company to continue
                  in effect any incentive, bonus or other compensation plan in which Executive participates, including but not limited to the Company's stock option plans, unless an equitable arrangement (embodied in



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                  an ongoing substitute or alternative plan), with which
                  Executive has consented, has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce Executive's participation therein.

                                    (D) The failure by the Company to continue
                  to provide Executive with benefits substantially similar to those enjoyed by Executive or to which Executive was entitled under any of the Company's principal pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which Executive was participating immediately prior to the earlier of the termination of employment or the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive or to which Executive was entitled immediately prior to the earlier of the termination of employment or the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation and sick leave days to which Executive is entitled on the basis of years of service or position with the Company in accordance with the Company's normal vacation policy in effect on the date hereof.

                                    (E) The Company's requiring Executive to be
                  based anywhere other than the metropolitan area where the Company office at which he was based immediately prior to the earlier of the termination of employment or the Change in Control was located, except for required travel on the Company's business in accordance with the Company's past management practices.

                                    (F) Any failure of the Company to obtain the
                  assumption of the obligation to perform this Agreement by any successor as contemplated in Section 12.1 hereof.

                                    (G) Any failure by the Company or its
                  shareholders, as the case may be, to reappoint or reelect Executive to a corporate office held by him immediately prior to the earlier of the termination of employment or the Change in Control or his removal from any such office including any seat held at such time on the Company's Board of Directors.

                                    (H) The effectiveness of a resignation,
                  tendered at any time, either before or after a Change in Control and regardless of whether formally characterized as voluntary or



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                  otherwise, by Executive of any corporate office held by him immediately prior to the Change in Control or of any seat held at such time on the Company's Board of Directors, at the request of the Company or at the request of the person obtaining control of the Company in such Change in Control.

                                    (I) Any request by the Company that
                  Executive participate in an unlawful act.

                                    (J) Any breach by the Company of any
                  provision of this Agreement which is not cured by the Company within ten (10) business days after receipt by the Company of written notice from Executive specifying with particularity the existence and nature of the breach.

                           Notwithstanding anything in this Agreement to the contrary, Executive's right to terminate Executive's employment pursuant to this Section 7.6 shall not be affected by Executive's incapacity due to physical or mental illness.

                           If this Agreement and Executive's employment are terminated by Executive for the Good Reason listed in Section 7.6(i), the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date;
         (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive severance compensation in a lump sum payment within (30) days after the termination of employment equal to one (1) times the Base Salary in effect immediately prior to termination.

                           If this Agreement and Executive's employment are terminated by Executive for any of the Good Reasons listed in Sections 7.6(ii)(A) through (J), the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive within (30) days following such a termination or, if later, such a Change in Control, a lump sum severance payment equal to the amount payable by the Company under
         Section 7.5.

                  7.7. TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. At any time during the Term, Executive may terminate this Agreement and his employment with the Company for reasons other than Good Reason or for no reason by giving the Company written notice of termination, specifying in such notice a termination date not less than



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         sixty (60) calendar days after the giving of the notice (the
         "Executive's Notice Period"), and Executive's employment with the Company shall terminate at the close of business on the last day of Executive's Notice Period; provided, however, that in response to Executive's notice of termination, the Company shall have the right to terminate Executive's employment with the Company at any time during the Executive's Notice Period. Upon termination of Executive's employment with the Company under this Section 7.7, whether at the end of Executive's Notice Period or earlier as designated by the Company, the Company's obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

                  7.8. NON-RENEWAL BY EXECUTIVE. In the event Executive elects not to renew this Agreement by giving notice of non-renewal pursuant to
         Section 2, this Agreement and Executive's employment shall terminate at the end of the then current Term. Upon termination of Executive's employment as a result of Executive's non-renewal of this Agreement, the Company's obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

                  7.9. NON-RENEWAL BY THE COMPANY. In the event the Company elects not to renew this Agreement by giving notice of non-renewal pursuant to Section 2, this Agreement and Executive's employment shall terminate at the end of the then current Term. Upon termination of Executive's employment as a result of the Company's non-renewal of this Agreement, the Company's obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

                  7.10. FORFEITURE OF COMPENSATION. In the event Executive breaches any of the non-disclosure or restrictive covenant provisions of Sections 8 or 9 of this Agreement, Executive immediately shall (a) forfeit his right to receive (and the Company shall no longer be obligated to pay) any severance compensation under this Agreement, (b) forfeit the stock options and/or other rights granted under the National City Bancshares, Inc. 1999 Stock Option and Incentive Plan, the Integra Bank Corporation 2003 Stock Option and Incentive Plan and any other stock option or equity compensation plans of the Company, regardless whether such options or rights are vested, unvested, exercisable or unexercisable, (c) disgorge and repay to the Company any gross profits realized from the exercise of any of the stock options under the National City Bancshares, Inc. 1999 Stock Option and Incentive Plan, the Integra Bank Corporation 2003 Stock Option and Incentive Plan and any other stock option or equity compensation plans of the Company at any time during the two (2) year period immediately preceding such breach, and (d) disgorge and repay to the Company an amount equal to the market value of any restricted stock of the Company that vested to Executive at any time during the two (2) year period immediately preceding such breach. The Company and Executive acknowledge and agree that the foregoing remedies are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to Company in connection with Executive's breach or threatened breach, of any non-disclosure or restrictive covenant provision set forth in Sections 8 and 9 of this Agreement.

                  7.11. RESIGNATION AS OFFICER AND/OR DIRECTOR UPON EMPLOYMENT TERMINATION. In the event Executive's employment with the Company terminates for any reason (including, without limitation, pursuant to Sections 7.1 - 7.9 herein), Executive agrees and covenants that he will immediately resign any and all positions, including, without limitation, as an officer and/or member of the Board of Directors, he may hold with the Company or any of its subsidiaries or affiliates.

                  7.12. DEFINITION OF CHANGE IN CONTROL. As used in this Agreement, "Change in Control" of the Company means:

                           (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this Section 7.12 are satisfied;

                           (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the

         Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                           (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                           (iv) Approval by the shareholders of the Company of
         (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (y) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

                  7.13. SEVERANCE RELEASE. Executive acknowledges and agrees that the Company's payment of the severance compensation pursuant to Sections 7.3, 7.5 or 7.6 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive's employment with the Company and/or the termination of Executive's employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company. Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 7.3, 7.5 or 7.6 of this Agreement, Executive will execute and deliver to the Company a Release Agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Executive's employment with the Company, and/or the termination of Executive's employment with the Company, including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Sections 7.3, 7.5 or 7.6 of this Agreement.

                  8. NON-DISCLOSURE. Executive acknowledges that during the course of Executive's employment by the Company Executive will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the Company (and its affiliates), which information will include, without limitation, procedures, methods, manuals, lists of customers, suppliers and other contacts, marketing plans, business plans, financial data, and personnel information. Executive covenants and agrees that Executive shall not, at any time during Executive's employment with the Company, or thereafter, directly or indirectly, use, divulge or disclose for any purpose whatsoever any of the Company's (or its affiliates') confidential information or trade secrets, except in the course of Executive's work for and on behalf of the Company (or its affiliates). Upon the termination of Executive's employment with the Company, or at the Company's request, Executive shall immediately deliver to the Company any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Executive's possession or under Executive's control, whether prepared by Executive or others, containing confidential information or trade secrets relating to the Company (or its affiliates). Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

                  9. RESTRICTIVE COVENANTS. Executive acknowledges that in connection with his employment with the Company he has provided and will continue to provide executive-level services that are of a unique and special value and that he has been and will continue to be entrusted with confidential and proprietary information concerning the Company and its affiliates. Executive further acknowledges that the Company and its affiliates are engaged in highly competitive businesses and that the Company and its affiliates expend substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill, and Executive has benefited and will continue to benefit from these efforts. Therefore, as an essential part of this Agreement, Executive agrees and covenants to comply with the following restrictive covenants.

                  9.1. NON-COMPETITION. During Executive's employment with the Company and during the Restrictive Period, Executive will not, in the Restricted Geographic Area, engage in any Competitive Business (a) in the same or similar capacity or function to that in which Executive worked for the Company, (b) in any executive level or senior management capacity, or (c) in any other capacity in which Executive's knowledge of the Company's confidential information or the customer goodwill Executive helped to develop on behalf of the Company would facilitate or support Executive's work for such competitor or competitive enterprise. For purposes of this Agreement, the term "Restrictive Period" shall mean two years from the date of termination of employment except for termination of employment pursuant to Section 7.3, in which case the term shall mean one year from the date of termination of employment. For purposes of this Agreement, the term "Restricted Geographic Area" means and includes: (w) Vanderburgh County, Indiana;
         (x) all counties contiguous to Vanderburgh County; (y) any county in which the Company or any of its subsidiaries has an office or branch location; and (z) all counties contiguous to the counties referred to in subpart (y) above. For purposes of this Agreement, the term "Competitive Business" means any business that is traditionally engaged in by a bank, a bank holding company or a financial holding company, or that provides products and services similar to and competitive with the products and services provided by the Company or any of its subsidiaries. Notwithstanding the foregoing, Executive may make and retain investments in less than one percent of the equity of any entity engaged in a Competitive Business, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

                  9.2. NON-SOLICITATION OF CUSTOMERS. During Executive's employment with the Company and during the Restrictive Period, Executive will not provide, sell, market or endeavor to provide, sell or market any Competing Products/Services to any of the Company's Customers, or otherwise solicit or communicate with any of the Company's Customers for the purpose of selling or providing any Competing Products/Services. For purposes of this Agreement, the term "Competing Products/Services" means any products or services similar to or competitive with the products or services offered by the Company or any of its subsidiaries. For purposes of this Agreement, the term "Company's Customers" means any person or entity that has engaged in any banking services with, or has purchased any products or services from, the Company or any of its subsidiaries at any time during the Restrictive Period.

                  9.3. NON-INTERFERENCE WITH CUSTOMERS. During Executive's employment with the Company and during the Restrictive Period, Executive will not urge, induce or seek to induce any of the Company's Customers to terminate their business with the Company or to cancel, reduce, limit or in any manner interfere with the Company's Customers' business with the Company.

                  9.4. NON-INTERFERENCE WITH CONTRACTORS AND VENDORS. During the term of Executive's employment with the Company and during the Restrictive Period, Executive will not urge, induce or seek to induce any of the Company's independent contractors, subcontractors, consultants, vendors or suppliers to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit, or in any manner modify any of such person's or entity's business with, or representation of, the Company.

                  9.5. NON-SOLICITATION OF EMPLOYEES. During the term of Executive's employment with the Company and during the Restrictive Period, Executive will not solicit, recruit, hire, employ or attempt to hire or employ, or assist anyone in the recruitment or hiring of, any person who is then an employee of the Company, or urge, influence, induce or seek to induce any employee of the Company to terminate his/her relationship with the Company.

                  9.6. DIRECT OR INDIRECT ACTIVITIES. Executive acknowledges and agrees that the covenants contained in this Section 9 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive's own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

                  9.7. SURVIVAL OF RESTRICTIVE COVENANTS. Executive acknowledges and agrees that his obligations under this Section 9 shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

                  9.8. EXTENSION. In the event Executive violates any of the restrictive covenants contained in this Section 9, the duration of such restrictive covenant shall automatically be extended by the length of time during which Executive was in violation of such restriction.

                  9.9. SEVERABILITY; MODIFICATION OF RESTRICTIONS. Although Executive and the Company consider the restrictions contained in this
         Section 9 to be reasonable, particularly given the competitive nature of the Company's business and Executive's position with the Company, Executive and the Company acknowledge and agree that: (a) if any covenant, subsection, portion or clause of this Section 9 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (b) if any particular covenant, subsection, provision or clause of this Section 9 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.

                  10. REMEDIES. Executive recognizes that a breach or threatened breach by Executive of Section 8 or Section 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding Section 14.8 of this Agreement, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.

                  11. NO ADDITIONAL PAYMENT TO ACCOUNT FOR EXCISE TAXES. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall not be entitled to receive any additional payment in any amount as a "gross up", reimbursement or indemnity for such Excise Tax.

                  12. ASSIGNMENT.

                  12.1. ASSIGNMENT BY COMPANY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization.

                  12.2. NON-ASSIGNMENT BY EXECUTIVE. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive's duties may not be assigned by Executive.

                  13. NOTICE. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

                  If to the Company:

                  Integra Bank Corporation
                  21 Southeast Third Street
                  P.O. Box 868
                  Evansville, Indiana  47705-0868
                  Attention:  Chief Executive Officer

                  If to Executive:

                  D. Michael Kramer
                  1087 Jefferson Ct.
                  Newburgh, Indiana  47630

                  A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

                  14. MISCELLANEOUS.

                  14.1. ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

                  14.2. MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by Executive and a duly authorized officer of the Company.

                  14.3. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  14.4. TAX WITHHOLDING. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                  14.5. CONTRACTUAL RIGHTS TO BENEFITS. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

                  14.6. NO WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  14.7. GOVERNING LAW; CHOICE OF FORUM. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state's choice-of-law or conflicts-of-law rules to the contrary. The Company and Executive further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action pursuant to Section 10 of this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

                  14.8. ARBITRATION OF DISPUTES. Except as provided in Section 10 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Evansville, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of arbitration, and the fees of the arbitrators, shall be paid by the party determined by the arbitrators as the non-prevailing party. In addition, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, incurred in connection with the arbitration, any proceeding under Section 10 and any subsequent enforcement of any arbitration award in court.

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

INTEGRA BANK CORPORATION


By: /s/ MICHAEL T. VEA                         /s/ D. MICHAEL KRAMER
    -------------------------------            --------------------------------
                                                    D. Michael Kramer
Name:     Michael T. Vea
      ----------------------------

Title: Chairman, President and CEO
       ---------------------------

              "Company"                                 "Executive"